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Exhibit 99.4

HYDRO-QUÉBEC

MEDIUM-TERM NOTES
Due Nine Months or More from Date of Issue

Guaranteed unconditionally as to
Principal, premium, if any, and interest by

QUÉBEC

CALCULATION AGENCY AGREEMENT

        AGREEMENT, dated as of June 2, 2004, between Hydro-Québec and BNY Trust Company of Canada, as calculation agent (the "Calculation Agent", which term shall, unless the context otherwise requires, include its successors and assigns).

        WHEREAS, Hydro-Québec has authorized the issuance of Medium-Term Notes Due Nine Months or More from Date of Issue, guaranteed unconditionally as to payment of principal, premium, if any, and interest by Québec (the "Notes");

        WHEREAS, the Notes will be issued pursuant to a Fiscal Agency Agreement, dated as of June 2, 2004 (the "Fiscal Agency Agreement"), among Hydro-Québec, Québec, as guarantor, and BNY Trust Company of Canada, as fiscal agent (the "Fiscal Agent", which term shall, unless the context otherwise requires, include its successors and assigns); and

        WHEREAS, Hydro-Québec desires to appoint the Calculation Agent for the purpose of calculating the interest rate on the Notes bearing interest at a rate calculated with reference to an interest rate basis (the "Floating Rate Notes").

        NOW IT IS HEREBY AGREED that:

        1.     Appointment of Agent.    Hydro-Québec hereby appoints BNY Trust Company of Canada as the Calculation Agent and the Calculation Agent hereby accepts such appointment as Hydro-Québec's agent for the purpose of calculating the interest rate on Floating Rate Notes in the manner and at the times provided in such Floating Rate Notes and the applicable Prospectus Supplement and Pricing Supplement and for the purpose of performing the other services hereinafter described upon the terms and subject to the conditions hereinafter mentioned. Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Floating Rate Notes, the Prospectus Supplement or the Fiscal Agency Agreement, as the case may be.

        2.     Interest Rate Calculation.    The Calculation Agent shall exercise due care to determine the interest rates applicable and shall communicate the same to Hydro-Québec and the Fiscal Agent. The Calculation Agent will, upon the request of any holder of any Floating Rate Note, provide the interest rate then in effect with respect to such Floating Rate Note and, if determined, the interest rate with respect to such Floating Rate Note which will become effective for the next Interest Reset Period with respect to such Floating Rate Note.

        3.     Fees and Expenses.    The Calculation Agent shall be entitled to such compensation as may be agreed upon in writing with Hydro-Québec for all services rendered by the Calculation Agent, and Hydro-Québec promises to pay such compensation and to reimburse the Calculation Agent for the reasonable out-of-pocket expenses (including reasonable attorneys' fees and expenses) incurred by it in connection with the services rendered by it hereunder upon receipt of such invoices as Hydro-Québec shall reasonably require. If the Calculation Agent shall cease to be the Calculation Agent hereunder, it shall repay to Hydro-Québec the unearned portion, calculated on a pro rata basis, of said fee.

        The provisions of this Section shall survive the termination of this Agreement.

        4.     Terms and Conditions.    The Calculation Agent accepts its obligations herein set out upon the terms and conditions hereof, including the following, to all of which Hydro-Québec agrees:

        (a)   in acting under this Agreement, the Calculation Agent is acting solely as agent of Hydro-Québec and does not assume any obligation toward, or any relationship of agency or trust for or with, any of the holders of the Floating Rate Notes;

        (b)   Any order, certificate, notice, request, direction or other communication from Hydro-Québec made or given under any provision of this Agreement shall be sufficient if signed by any person whom the Calculation Agent reasonably believes is an authorized official of Hydro-Québec;

        (c)   the Calculation Agent shall be obliged to perform only such duties as are set out specifically herein and in the Notes and no implied duties or obligations shall be read into this Agreement against the Calculation Agent;

        (d)   the Calculation Agent, whether acting for itself or in any other capacity, may become the owner or pledgee of Notes with the same rights as it would have had if it were not acting hereunder as Calculation Agent;

        (e)   the Calculation Agent shall incur no liability hereunder except for loss sustained by reason of its gross negligence, willful misconduct or bad faith, or that of its directors, officers, employees or representatives;

        (f)    the Calculation Agent shall be protected and shall incur no liability for or in respect of any action taken or omitted to be taken or anything suffered by it in reliance upon the terms of the Notes, any notice, direction, certificate, affidavit, statement or other paper, document or communication reasonably believed by it to be genuine and to have been approved or signed by the proper party or parties;

        (g)   the Calculation Agent may consult with counsel of its choice and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or suffered by it hereunder in good faith and without gross negligence and in accordance with such opinion;

        (h)   Hydro-Québec will not, without first obtaining the prior written consent of the Calculation Agent, make any change to the Floating Rate Notes in the forms attached as exhibits to the Fiscal Agency Agreement if such change would materially and adversely affect the Calculation Agent's duties and obligations under this Agreement;

        (i)    neither the Calculation Agent nor Hydro-Québec shall be bound by any modification of this Agreement unless in writing and signed by the parties hereto;

        (j)    whenever in the administration of this Agreement the Calculation Agent shall deem it desirable that a matter of fact be proved or established prior to taking, suffering or omitting any action hereunder, the Calculation Agent (unless other evidence be herein specifically prescribed) may, in good faith and without negligence on its part, rely upon a certificate signed by an authorized official of Hydro-Québec and delivered to the Calculation Agent as to such matter of fact;

        (k)   the Calculation Agent may execute any of the powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys, and the Calculation Agent shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder; provided, however, that the Calculation Agent shall be responsible for any willful misconduct or gross negligence on the part of The Bank of New York, as attorney-in-fact for the Calculation Agent, and

        (l)    the rights, privileges, protections, immunities and benefits given to the Calculation Agent, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Calculation Agent in each of its capacities hereunder, and each agent, custodian and other person authorized to act hereunder.

        5.     Resignation; Removal; Successors.

        (a)   Except as provided below, the Calculation Agent may at any time resign as Calculation Agent by giving written notice to Hydro-Québec of such intention on its part, specifying the date on which its desired resignation shall become effective, provided that such notice shall be given not fewer than sixty days prior to the said effective date unless Hydro-Québec otherwise agrees in writing. Except as provided below, the Calculation Agent may be removed by the filing with it of an instrument in writing signed by Hydro-Québec specifying such removal and the date when it shall become effective (such effective date being at least ten days after the said filing and not fewer than five days before the next Interest Payment Date). Such resignation or removal shall take effect only as provided in Section 5(c) below.

        (b)   If at any time the Calculation Agent shall resign or be removed, or shall become incapable of acting or shall be adjudged bankrupt or insolvent, or an order is made or effective resolution is passed to wind up the Calculation Agent, or if the Calculation Agent shall file a voluntary petition in bankruptcy or make an assignment for the benefit of its creditors, or shall consent to the appointment of a receiver or administrator of all or any substantial part of its property or other similar official, or shall admit in writing its inability to pay or meet its debts as they mature, or if a receiver or administrator of the Calculation Agent or of all or any substantial part of its property or other similar official shall be appointed, or if any order of any court shall be entered approving any petition filed by or against the Calculation Agent under the provisions of any applicable bankruptcy or insolvency law, or if any public officer shall take charge or control of the Calculation Agent or its property or affairs for the purpose of rehabilitation, conservation or liquidation, then a successor Calculation Agent, which shall be an office in The City of New York of a leading bank or securities dealer, shall be appointed by Hydro-Québec as hereinafter provided.

        (c)   Any successor Calculation Agent hereunder shall be appointed by Hydro-Québec by a written instrument signed by both Hydro-Québec and the successor Calculation Agent. Upon payment to the predecessor Calculation Agent of all previous unpaid amounts due in connection with the performance of its duties and obligations hereunder, and upon receipt by such predecessor Calculation Agent of an executed copy of such signed written instrument, (i) such predecessor Calculation Agent shall become obliged to transfer and deliver, and such successor Calculation Agent shall be entitled to receive, copies of any relevant records maintained by such predecessor Calculation Agent, (ii) such successor Calculation Agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of such predecessor Calculation Agent with like effect as if originally named the Calculation Agent hereunder and (iii) such predecessor Calculation Agent shall thereupon cease to be Calculation Agent hereunder; provided, however, that if the Calculation Agent fails to duly calculate the interest rates in the manner provided herein at any time when so required, such removal will take effect immediately upon such appointment of, and acceptance thereof by, a successor Calculation Agent, in which event notice of such appointment shall be given to the holders of Floating Rate Notes as soon as practicable thereafter. If within thirty days after notice of resignation or removal has been given, a successor Calculation Agent has not been appointed, the Calculation Agent may, at the expense of Hydro-Québec, petition a court of competent jurisdiction to appoint a successor Calculation Agent.

        (d)   Any corporation into which the Calculation Agent may be merged or converted, any corporation with which the Calculation Agent may be consolidated or any corporation resulting from any merger, conversion or consolidation to which the Calculation Agent shall be a party, or any corporation to which the Calculation Agent may sell or otherwise transfer all or substantially all of its corporate trust assets or business shall, to the extent permitted by applicable law and provided that it shall be a responsible financial firm or institution having an established place of business in The City of New York, be the successor Calculation Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto. Notice of any such merger, conversion or consolidation shall forthwith be given to Hydro-Québec.

        6.     Indemnification.

        (a)   Hydro-Québec agrees to indemnify and hold harmless the Calculation Agent against all claims, actions, demands, damages, costs and losses arising out of or relating to the Calculation Agent's appointment or the exercise of its powers and performance of its duties as Calculation Agent, except such as may result from the Calculation Agent's gross negligence, willful misconduct or bad faith or that of its directors, officers, employees or representatives.

        (b)   This Section shall remain operative and in full force and effect regardless of any termination of this Agreement or the resignation or removal of the Calculation Agent.

        7.     Notices.    All communications hereunder shall be effective only on receipt, and shall be delivered or sent by registered mail or facsimile transmission (but in the case of communication by facsimile transmission with subsequent confirmation by telephone) as follows:

  (a)
  to Hydro-Québec:

    Hydro-Québec
    75 René-Lévesque Boulevard West, Sixth Floor
    Montréal, Québec
    Canada H2Z 1A4
    Tel.: (514) 289-4284
    Fax: (514) 289-5409
    Attention: Corporate Treasurer

  (b)
  to the Calculation Agent:

    BNY Trust Company of Canada
    4 King Street West
    Suite 1101
    Toronto, Ontario M5H 1B6
    Tel.: (416) 933-8505
    Fax: (416) 360-1711
    Attention: Corporate Trust Department;
                      Senior Trust Officer

        8.     Governing Law.    Except as otherwise provided by applicable mandatory provisions of law, this Agreement shall be governed by, and interpreted in accordance with, the laws of Québec and the laws of Canada applicable therein.

        9.     Counterparts.    This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

        10.   Benefit of Agreement.    This Agreement is solely for the benefit of the parties hereto and their successors and assigns and no other person shall acquire or have any rights under or by virtue hereof.

        11.   Waiver of Jury Trial; Service of Process; Waiver of Immunity.    Each of the Calculation Agent and Hydro-Québec hereby irrevocably waives, to the fullest extent permitted by law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

        Hydro-Québec hereby appoints the person from time to time who holds the position of Delegate General of Québec in New York, One Rockefeller Plaza, 26th floor, New York, New York, 10020-2102, as their authorized agent (the "Authorized Agent") upon whom process may be served in any action by the Calculation Agent and based upon this Agreement which may be instituted in any State or Federal court in The City of New York, and expressly accepts the non-exclusive jurisdiction of any such court in respect of such action. Hydro-Québec hereby irrevocably waives any immunity to service of process in respect of any such action to which the Authorized Agent might otherwise be entitled. Such appointment shall be irrevocable as long as any of the Notes remain outstanding, except that, if for any reason the Authorized Agent ceases to be able to act as agent or no longer has an address in The City of New York, Hydro-Québec will appoint another person or persons in The City of New York, selected in their discretion, as Authorized Agent(s). Hydro-Québec will take any and all action, including the filing of any and all documents and instruments that may be necessary to continue such appointment or appointments in full force and effect as aforesaid. Service of process upon the Authorized Agent, together with written notice of such service mailed or delivered to Hydro-Québec at its address set forth in Section 7 of this Agreement, shall be deemed in every respect effective service of process upon Hydro-Québec. Notwithstanding the foregoing, any action by the Calculation Agent and based upon this Agreement may be instituted in any competent court in Québec. Hydro-Québec hereby waives, to the fullest extent permitted by applicable law, any immunity to jurisdiction to which it might otherwise be entitled in any action based on this Agreement which may be instituted as provided in this Section in any State or Federal court in The City of New York or in any competent court in Québec.

        12.   Severability.    In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        13.   Force Majeure.    In no event shall the Calculation Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God; it being understood that the Calculation Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

        IN WITNESS WHEREOF, this Calculation Agency Agreement has been entered into as of the day and year first above written.

HYDRO-QUÉBEC
By:	/s/ MICHEL ROBITAILLE Name: Michel Robitaille Title: Delegate General of Québec in New York
BNY TRUST COMPANY OF CANADA, as Calculation Agent
By:	/s/ MARCIA REDWAY Name: Marcia Redway Title: Authorized Officer

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Exhibit 99.4